Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2016 THIRD QUARTER RESULTS
-Diluted EPS of $0.84; Adjusted diluted EPS of $1.11, or $1.16 excluding a $0.05 charge from revised 2015 risk adjustment-

ST. LOUIS, MISSOURI (October 25, 2016) -- Centene Corporation (NYSE: CNC) today announced its financial results for the third quarter ended September 30, 2016.  The following discussions, with the exception of cash flow information, are in the context of continuing operations.

For the third quarter of 2016, we reported diluted earnings per share (EPS) of $0.84 and adjusted diluted EPS (Adjusted diluted EPS) of $1.11 when excluding Health Net acquisition related expenses and amortization of acquired intangible assets. The third quarter of 2016 includes a $0.05 diluted EPS charge related to a revised reconciliation of the 2015 risk adjustment in Arizona. During the third quarter, we received information from the Centers for Medicare and Medicaid Services (CMS) that some of the participants in the Arizona risk adjustment program were unable to pay the amounts owed to the Federal government associated with the 2015 risk adjustment reconciliation. As a result, the uncollected risk adjustment was pro-rated to all insurers in the market. Accordingly, we recorded a charge of $0.05 per diluted share recognizing our portion of the risk adjustment that will not be collected, which reduces the $0.19 diluted EPS benefit recorded in the second quarter. A summary of diluted EPS is highlighted below:

GAAP diluted EPS	$0.84
Health Net acquisition related expenses	0.12
Amortization of acquired intangible assets	0.15
Adjusted diluted EPS	1.11
2015 risk adjustment charge	0.05
Total	$1.16
During the third quarter of 2016, we continued to make progress on resolving the issues associated with the Health Net premium deficiency reserve.  Specifically, we took the following actions:

•
We reduced our estimate of the costs associated with the substance abuse claims from $50 million to $35 million for the period from March 24, 2016 through December 31, 2016.  We continue to review substance abuse claim submissions and have lowered our estimate based on our experience through the third quarter. This adjustment had no impact on earnings.

•
As previously disclosed, we finalized our 2017 product design and premium rate filing with the California Department of Insurance associated with the individual preferred provider organization (PPO) and exclusive provider organization products.  We believe the final product design and rate adjustments will attract a balanced mix of membership to ensure the product is competitive.  Additionally, we continue to identify medical management and network initiatives to further improve performance.

•
We will exit the Arizona individual PPO business, effective January 1, 2017, which represents approximately $32 million of the $70 million 2016 Arizona individual premium deficiency reserve.  Additionally, we will be the only carrier in Maricopa County and will continue our presence in Pima County for 2017.  For 2017, based on our product designs and rate increases, we expect the Arizona Health Insurance Marketplace to operate within our normal marketplace margins.

•	We have taken various rate and product design actions in the small group business and continue to expect our Medicare and Arizona Medicaid business to be profitable in 2017.

As a result of the above actions, we believe we have resolved the issues associated with the premium deficiency reserve for 2017.

In summary, the 2016 third quarter results were as follows:

Total revenues (in millions)	$10,846
Health benefits ratio	87.0%
General & administrative expense ratio	9.2%
General & administrative expense ratio, excluding Health Net acquisition related expenses	9.1%
GAAP diluted EPS	$0.84
Adjusted diluted EPS	$1.11
Total cash flow provided by operations (in millions)	$480

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "We remain focused on successfully integrating Health Net and positioning Centene to continue its track record of achieving profitable growth."

Third Quarter Highlights

•	September 30, 2016 managed care membership of 11.4 million, an increase of 6.6 million members, or 137% compared to the third quarter of 2015.

•	Total revenues for the third quarter of 2016 of $10.8 billion, representing 86% growth compared to the third quarter of 2015.

•	Health benefits ratio of 87.0% for the third quarter of 2016, compared to 89.0% in the third quarter of 2015.

•	General and administrative expense ratio of 9.2%, or 9.1% excluding Health Net acquisition related expenses for the third quarter of 2016, compared to 8.4% in the third quarter of 2015.

•	Operating cash flow of $480 million for the third quarter of 2016, or 3.3x net earnings.

•
Diluted EPS for the third quarter of 2016 of $0.84, or $1.11 of Adjusted diluted EPS. Both third quarter amounts included a charge of $0.05 associated with a revised reconciliation of the 2015 risk adjustment. In comparison, diluted EPS for the third quarter of 2015 was $0.75, or $0.87 Adjusted diluted EPS.

Other Events

•
In October 2016, our subsidiary, Home State Health, was selected to provide managed care services to MO HealthNet Managed Care beneficiaries. Under the new contract, Home State Health expects to serve MO HealthNet Managed Care beneficiaries in all 114 counties in Missouri. The contract is expected to commence May 1, 2017, pending regulatory approval.

•
In September 2016, the Alabama legislature approved the funding needed to create its regional care organization (RCO) structure. Our subsidiary, AHA Administrative Services, has contracted with five nonprofit RCOs in Alabama to provide management services. Operations are expected to commence July 1, 2017.

•
In August 2016, our Pennsylvania subsidiary, Pennsylvania Health & Wellness, was selected by the department of Human Services and Aging to serve enrollees in the Community HealthChoices program statewide. Expected contract commencement dates vary by zone, starting July 2017, and will be fully implemented by January 2019, pending regulatory approval.

Accreditations & Awards

•	In October 2016, our Kansas subsidiary, Sunflower Health Plan, received Accreditation with a Commendable status from the National Committee for Quality Assurance.

•
In August 2016, our subsidiaries, Envolve, Inc. and Envolve PeopleCare received honors at this year’s National Health Information Awards. Envolve, Inc. received the merit award for the pamphlet Brush with Wisdom, while Envolve PeopleCare’s Raising Well campaign won gold in the Health Information Program category.

Membership

The following table sets forth the Company's membership by state for its managed care organizations:

	September 30,
	2016	2015
Arizona	601,500	223,600
Arkansas	57,700	40,900
California	3,004,500	183,900
Florida	732,700	486,500
Georgia	498,000	406,700
Illinois	236,700	211,300
Indiana	289,600	276,700
Kansas	145,100	137,500
Louisiana	455,600	358,800
Massachusetts	45,300	63,700
Michigan	2,100	6,600
Minnesota	9,400	9,400
Mississippi	313,900	301,000
Missouri	104,700	88,400
New Hampshire	78,400	71,900
New Mexico	7,100	—
Ohio	319,500	308,100
Oregon	218,400	99,800
South Carolina	119,700	104,800
Tennessee	21,600	20,200
Texas	1,041,600	976,500
Vermont	1,700	1,500
Washington	240,500	208,600
Wisconsin	75,100	78,100
Total at-risk membership	8,620,400	4,664,500
TRICARE eligibles	2,815,700	—
Non-risk membership	—	169,900
Total	11,436,100	4,834,400

The following table sets forth our membership by line of business:

	September 30,
	2016	2015
Medicaid:
TANF, CHIP & Foster Care	5,583,900	3,719,900
ABD & LTC	754,900	473,700
Behavioral Health	465,300	216,700
Commercial	1,365,600	155,600
Medicare & Duals	300,900	39,300
Correctional	149,800	59,300
Total at-risk membership	8,620,400	4,664,500
TRICARE eligibles	2,815,700	—
Non-risk membership	—	169,900
Total	11,436,100	4,834,400

At September 30, 2016, the Company served 1,048,500 members in Medicaid expansion programs in ten states, compared to 442,600 members in eight states at September 30, 2015. At September 30, 2016, the Company served 369,300 dual-eligible members, compared to 200,900 at September 30, 2015. At September 30, 2016, the Company served 582,600 members in Health Insurance Marketplaces, compared to 155,600 at September 30, 2015.

Statement of Operations: Three Months Ended September 30, 2016

•
For the third quarter of 2016, total revenues increased 86% to $10.8 billion from $5.8 billion in the comparable period in 2015 and decreased sequentially from $10.9 billion in the second quarter of 2016. The increase over prior year was primarily as a result of the acquisition of Health Net, as well as the impact from expansions and new programs in many of our states in 2015 and 2016 and growth in the Health Insurance Marketplace business in 2016. The decrease in revenue over the second quarter of 2016 is primarily a result of lower commercial membership driven by Health Insurance Marketplace attrition and lower California Medicaid membership driven by the state's annual eligibility redetermination process, partially offset by increased revenue due to the commencement of Medicaid expansion in Louisiana.

•
HBR of 87.0% for the third quarter of 2016 represents a decrease from 89.0% in the comparable period in 2015 and an increase from 86.6% in the second quarter of 2016. The year over year HBR decrease is primarily attributable to the acquisition of Health Net, which operates at a lower HBR due to a greater mix of commercial business. The sequential increase is due to normal seasonality.

•
G&A expense ratio of 9.2%, or 9.1% excluding Health Net acquisition related expenses, for the third quarter of 2016, compared to 8.4%, or 8.1% excluding Health Net acquisition related expenses, in the third quarter of 2015. The increase in the G&A expense ratio is primarily attributable to the addition of the Health Net business, which operates at a higher G&A ratio due to a greater mix of commercial and Medicare business.

•
Diluted EPS for the third quarter of 2016 of $0.84, or $1.11 of Adjusted diluted EPS, both including a $0.05 diluted EPS charge related to a revised reconciliation of the 2015 risk adjustment under the ACA in connection with our Health Insurance Marketplace business. In comparison, diluted EPS for the third quarter of 2015 was $0.75, or $0.87 Adjusted diluted EPS.

Balance Sheet and Cash Flow

At September 30, 2016, the Company had cash, investments and restricted deposits of $8.1 billion, including $268 million held by its unregulated entities. Medical claims liabilities totaled $3.8 billion. The Company's days in claims payable was 41. Total debt was $4.6 billion, which includes $300 million of borrowings on the $1.0 billion revolving credit facility at quarter-end. The debt to capitalization ratio was 44.1% at September 30, 2016, excluding the $65 million non-recourse mortgage note.

Cash flow provided by operations for the three months ended September 30, 2016, was $480 million. The cash provided by operating activities in 2016 primarily reflects net earnings and an increase in unearned revenue.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, June 30, 2016	43
Payment of annual provider risk share settlement	(1)
Timing of claims payments	(1)
Days in claims payable, September 30, 2016	41

Outlook

The Company has adjusted its GAAP and Adjusted diluted EPS guidance ranges reflecting the charge associated with the 2015 Arizona risk adjustment reconciliation recorded in the third quarter. The table below depicts the Company's updated annual guidance for 2016.

	Full Year 2016
	Low	High
Total revenues (in billions)	$39.4	$40.0
GAAP diluted EPS	$2.73	$2.83
Adjusted diluted EPS (1)	$4.28	$4.38
HBR	87.0%	87.5%
G&A expense ratio	9.4%	9.9%
G&A expense ratio, excluding acquisition related costs (2)	9.0%	9.5%
Effective tax rate	54.5%	56.5%
Diluted shares outstanding (in millions)	162.5	163.5

(1)Adjusted diluted EPS excludes Health Net acquisition related expenses of $1.00 to $1.05 per diluted share and amortization of acquired intangible assets of $0.50 to $0.55 per diluted share.

(2)The G&A expense ratio excludes Health Net acquisition related expenses of approximately $225 million to $240 million.

The guidance above implies a fourth quarter GAAP diluted EPS guidance range of $0.83 to $0.93 and Adjusted diluted EPS guidance range of $1.05 to $1.15.

Conference Call

As previously announced, the Company will host a conference call Tuesday, October 25, 2016, at 8:30 AM (Eastern Time) to review the financial results for the third quarter ended September 30, 2016, and to discuss its business outlook.  Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 2467001 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, October 24, 2017, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Tuesday, November 1, 2016, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10093224.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes Health Net acquisition related expenses and amortization of acquired intangible assets allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide a reconciliation of non-GAAP items ($ in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

GAAP general and administrative expenses	$940	$458	$2,611	$1,291
Health Net acquisition related expenses	10	18	224	20
General and administrative expenses, excluding Health Net acquisition related expenses	$930	$440	$2,387	$1,271

GAAP net earnings from continuing operations	$146	$92	$300	$244
Health Net acquisition related expenses	10	18	224	20
Amortization of acquired intangible assets	43	6	95	18
Income tax effects of adjustments (1)	(5)	(9)	(106)	(14)
Adjusted net earnings from continuing operations	$194	$107	$513	$268

	Three Months Ended September 30,		Nine Months Ended September 30,		Annual Guidance December 31, 2016
	2016	2015	2016	2015
GAAP diluted EPS	$0.84	$0.75	$1.89	$1.99	$2.73 - $2.83
Health Net acquisition related expenses (2)	0.12	0.09	0.98	0.10	$1.00 - $1.05
Amortization of acquired intangible assets (3)	0.15	0.03	0.36	0.09	$0.50 - $0.55
Adjusted diluted EPS	$1.11	$0.87	$3.23	$2.18	$4.28 - $4.38
(1) The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results. The amounts are based on the annual estimated effective income tax rate that would increase or decrease based on the exclusion of these expenses.

(2)
The Health Net acquisition related expenses per diluted share presented above are net of the income tax benefit (expense) of $(0.06) and $0.05 for the three months ended September 30, 2016 and 2015, respectively, and $0.44 and $0.06 for the nine months ended September 30, 2016 and 2015, respectively; and estimated $0.37 to $0.41 for the year ended December 31, 2016.

(3)
The amortization of acquired intangible assets per diluted share presented above are net of the income tax benefit of $0.09 and $0.02 for the three months ended September 30, 2016 and 2015, respectively, and $0.23 and $0.05 for the nine months ended September 30, 2016 and 2015, respectively; and estimated $0.31 to $0.35 for the year ended December 31, 2016.

About Centene Corporation

Centene Corporation is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long Term Care (LTC), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as "Part D"), dual eligible programs and programs with the U.S. Department of Defense and U.S. Department of Veterans Affairs. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, in-home health services, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements
The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. In particular, the information provided in this press release may contain certain forward-looking statements with respect to the financial condition, results of operations and business of Centene and certain plans and objectives of Centene with respect thereto, including but not limited to the expected benefits of the acquisition of Health Net, Inc.. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Without limiting the foregoing, forward-looking statements often use words such as “anticipate”, "seek", “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, "can", “would”, “could” or “should” or other words of similar meaning or the negative thereof. We intend such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in PSLRA. A number of factors, variables or events could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies and advances in medicine; increased health care costs; inflation; foreign currency fluctuations; tax matters; availability of debt and equity financing, on terms that are favorable to Centene; disasters or major epidemics; changes in economic, political or market conditions; the outcome of legal or regulatory proceedings; changes in federal or state laws or regulations, including the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act and any regulations enacted thereunder; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension or termination of Centene’s contracts with federal or state governments (including but not limited to Medicaid, Medicare, and TRICARE); challenges to Centene's contract awards; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting Centene’s government businesses; Centene’s ability to adequately price products on federally facilitated and state based Health Insurance Marketplaces; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Health Net acquisition, will not be realized, or will not be realized within the expected time period, including, but not limited to, as a result of conditions, terms, obligations or restrictions imposed by regulators in connection with their approval of, or consent to, the acquisition; the exertion of management’s time and Centene’s resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with certain regulatory approvals; disruption from the acquisition making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with, among other things, the acquisition and/or the integration; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses will not be integrated successfully; Centene's ability to maintain or achieve improvement in CMS Star ratings and other quality scores that impact revenue; and risks and uncertainties discussed in the reports that Centene has filed with the SEC. These forward-looking statements reflect Centene’s current views with respect to future events and are based on numerous assumptions and assessments made by Centene in light of its experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this press release could cause Centene’s plans with respect to the Health Net acquisition, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is currently believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. Centene does not assume any obligation to update the information contained in this press release (whether as a result of new information, future events or otherwise), except as required by applicable law. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other risk factors that may affect Centene's business operations, financial condition and results of operations, in Centene's filings with the SEC, including the annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,982	$1,760
Premium and related receivables	3,445	1,279
Short term investments	406	176
Other current assets	922	390
Total current assets	7,755	3,605
Long term investments	4,568	1,927
Restricted deposits	137	115
Property, software and equipment, net	725	518
Goodwill	4,730	842
Intangible assets, net	1,566	155
Other long term assets	153	177
Total assets	$19,634	$7,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$3,767	$2,298
Accounts payable and accrued expenses	3,187	976
Return of premium payable	651	207
Unearned revenue	573	143
Current portion of long term debt	845	5
Total current liabilities	9,023	3,629
Long term debt	3,744	1,216
Other long term liabilities	995	170
Total liabilities	13,762	5,015
Commitments and contingencies
Redeemable noncontrolling interests	148	156
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000,000 shares; no shares issued or outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, $0.001 par value; authorized 400,000,000 shares; 176,467,825 issued and 170,860,752 outstanding at September 30, 2016, and 126,855,477 issued and 120,342,981 outstanding at December 31, 2015	—	—
Additional paid-in capital	4,154	956
Accumulated other comprehensive earnings (loss)	46	(10)
Retained earnings	1,655	1,358
Treasury stock, at cost (5,607,073 and 6,512,496 shares, respectively)	(145)	(147)
Total Centene stockholders’ equity	5,710	2,157
Noncontrolling interest	14	11
Total stockholders’ equity	5,724	2,168
Total liabilities and stockholders’ equity	$19,634	$7,339

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Premium	$9,625	$4,983	$25,299	$13,974
Service	590	480	1,603	1,434
Premium and service revenues	10,215	5,463	26,902	15,408
Premium tax and health insurer fee	631	358	1,794	1,050
Total revenues	10,846	5,821	28,696	16,458
Expenses:
Medical costs	8,376	4,433	22,072	12,475
Cost of services	504	413	1,386	1,234
General and administrative expenses	940	458	2,611	1,291
Amortization of acquired intangible assets	43	6	95	18
Premium tax expense	512	274	1,460	794
Health insurer fee expense	129	54	333	161
Total operating expenses	10,504	5,638	27,957	15,973
Earnings from operations	342	183	739	485
Other income (expense):
Investment and other income	33	8	80	27
Interest expense	(57)	(11)	(142)	(32)
Earnings from continuing operations, before income tax expense	318	180	677	480
Income tax expense	171	87	376	234
Earnings from continuing operations, net of income tax expense	147	93	301	246
Discontinued operations, net of income tax benefit	(1)	1	(3)	—
Net earnings	146	94	298	246
(Earnings) attributable to noncontrolling interests	(1)	(1)	(1)	(2)
Net earnings attributable to Centene Corporation	$145	$93	$297	$244

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$146	$92	$300	$244
Discontinued operations, net of income tax benefit	(1)	1	(3)	—
Net earnings	$145	$93	$297	$244

Net earnings (loss) per common share attributable to Centene Corporation:
Basic:
Continuing operations	$0.85	$0.77	$1.93	$2.05
Discontinued operations	—	0.01	(0.02)	—
Basic earnings per common share	$0.85	$0.78	$1.91	$2.05

Diluted:
Continuing operations	$0.84	$0.75	$1.89	$1.99
Discontinued operations	(0.01)	0.01	(0.02)	—
Diluted earnings per common share	$0.83	$0.76	$1.87	$1.99

Weighted average number of common shares outstanding:
Basic	170,774,587	119,121,524	155,680,769	118,970,853
Diluted	174,312,416	123,131,810	158,960,068	122,904,476

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$298	$246
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	189	82
Stock compensation expense	112	48
Deferred income taxes	(17)	(14)
Gain on contingent consideration	(2)	(37)
Goodwill and intangible adjustment	—	28
Changes in assets and liabilities
Premium and related receivables	(906)	(360)
Other current assets	(81)	(103)
Medical claims liabilities	15	394
Unearned revenue	301	(104)
Accounts payable and accrued expenses	99	209
Other long term liabilities	156	101
Other operating activities, net	91	(33)
Net cash provided by operating activities	255	457
Cash flows from investing activities:
Capital expenditures	(211)	(101)
Purchases of investments	(1,528)	(1,077)
Sales and maturities of investments	955	418
Investments in acquisitions, net of cash acquired	(848)	(16)
Other investing activities, net	—	7
Net cash used in investing activities	(1,632)	(769)
Cash flows from financing activities:
Proceeds from borrowings	6,956	1,305
Payment of long term debt	(4,257)	(910)
Common stock repurchases	(29)	(9)
Purchase of noncontrolling interest	(14)	—
Debt issue costs	(59)	(4)
Other financing activities, net	1	(15)
Net cash provided by financing activities	2,598	367
Effect of exchange rate changes on cash and cash equivalents	1	—
Net increase in cash and cash equivalents	1,222	55
Cash and cash equivalents, beginning of period	1,760	1,610
Cash and cash equivalents, end of period	$2,982	$1,665
Supplemental disclosures of cash flow information:
Interest paid	$113	$28
Income taxes paid	$394	$229
Equity issued in connection with acquisitions	$3,105	$12

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA FROM CONTINUING OPERATIONS

	Q3	Q2	Q1	Q4	Q3
	2016	2016	2016	2015	2015
MANAGED CARE MEMBERSHIP BY STATE
Arizona	601,500	597,700	607,000	440,900	223,600
Arkansas	57,700	52,800	50,700	41,900	40,900
California	3,004,500	3,097,600	3,125,400	186,000	183,900
Florida	732,700	726,200	660,800	510,400	486,500
Georgia	498,000	493,300	495,500	408,600	406,700
Illinois	236,700	234,700	239,100	207,500	211,300
Indiana	289,600	291,000	290,300	282,100	276,700
Kansas	145,100	144,800	141,100	141,000	137,500
Louisiana	455,600	375,300	381,200	381,900	358,800
Massachusetts	45,300	47,100	52,400	61,500	63,700
Michigan	2,100	2,200	2,600	4,800	6,600
Minnesota	9,400	9,500	9,500	9,600	9,400
Mississippi	313,900	323,800	328,300	302,200	301,000
Missouri	104,700	102,900	100,000	95,100	88,400
New Hampshire	78,400	79,700	81,500	71,400	71,900
New Mexico	7,100	7,100	—	—	—
Ohio	319,500	319,000	314,000	302,700	308,100
Oregon	218,400	221,500	209,000	98,700	99,800
South Carolina	119,700	113,700	107,700	104,000	104,800
Tennessee	21,600	20,800	20,100	20,000	20,200
Texas	1,041,600	1,037,000	1,036,700	983,100	976,500
Vermont	1,700	1,600	1,500	1,700	1,500
Washington	240,500	239,700	226,500	209,400	208,600
Wisconsin	75,100	76,100	78,400	77,100	78,100
Total at-risk membership	8,620,400	8,615,100	8,559,300	4,941,600	4,664,500
TRICARE eligibles	2,815,700	2,815,700	2,819,700	—	—
Non-risk membership	—	—	161,400	166,300	169,900
Total	11,436,100	11,430,800	11,540,400	5,107,900	4,834,400

Medicaid:
TANF, CHIP & Foster Care	5,583,900	5,541,200	5,464,200	3,763,400	3,719,900
ABD & LTC	754,900	757,500	757,600	478,600	473,700
Behavioral Health	465,300	455,800	456,500	456,800	216,700
Commercial	1,365,600	1,423,400	1,518,900	146,100	155,600
Medicare & Duals	300,900	300,700	303,100	37,400	39,300
Correctional	149,800	136,500	59,000	59,300	59,300
Total at-risk membership	8,620,400	8,615,100	8,559,300	4,941,600	4,664,500
TRICARE eligibles	2,815,700	2,815,700	2,819,700	—	—
Non-risk membership	—	—	161,400	166,300	169,900
Total	11,436,100	11,430,800	11,540,400	5,107,900	4,834,400

NUMBER OF EMPLOYEES	29,400	28,900	28,000	18,200	17,100

	Q3	Q2	Q1	Q4	Q3
	2016	2016	2016	2015	2015

DAYS IN CLAIMS PAYABLE (a)	41	43	66	44	45
(a) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period. On a pro-forma basis, DCP for Q1 2016 was 42, reflecting adjusted medical costs to include a full quarter of Health Net operations.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$7,825	$7,324	$7,682	$3,900	$3,834
Unregulated	268	196	139	78	91
Total	$8,093	$7,520	$7,821	$3,978	$3,925

DEBT TO CAPITALIZATION	44.5%	44.8%	44.6%	36.0%	38.4%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (b)	44.1%	44.4%	44.3%	34.7%	37.1%
(b) The non-recourse debt represents the Company's mortgage note payable ($65 million at September 30, 2016).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Health benefits ratio	87.0%	89.0%	87.2%	89.3%
General & administrative expense ratio	9.2%	8.4%	9.7%	8.4%
General & administrative expense ratio, excluding Health Net acquisition related expenses	9.1%	8.1%	8.9%	8.2%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, September 30, 2015	$2,144
Acquisitions	1,453
Incurred related to:
Current period	27,094
Prior period	(255)
Total incurred	26,839
Paid related to:
Current period	24,807
Prior period	1,862
Total paid	26,669
Balance, September 30, 2016	$3,767

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology in each of the periods presented. Additionally, as a result of minimum HBR and other return of premium programs, approximately $22 million of the “Incurred related to: Prior period” was recorded as a reduction to premium revenues.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service September 30, 2015, and prior.